As filed with the Securities and Exchange Commission on August 9, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

DEMANDTEC, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	94-3344761
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
One Circle Star Way, Suite 200
San Carlos, California 94070
(650) 226-4600
(Address of principal executive offices) (Zip Code)

2007 EQUITY INCENTIVE PLAN
2007 EMPLOYEE STOCK PURCHASE PLAN
1999 EQUITY INCENTIVE PLAN
(Full title of the Plans)

Daniel R. Fishback
President and Chief Executive Officer
One Circle Star Way, Suite 200
San Carlos, California 94070
(Name and address of agent for service)
(650) 226-4600
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities to	to be	Offering	Aggregate	Registration
be Registered	Registered (1)	Price per Share	Offering Price (2)	Fee
Options and Rights to purchase Common Stock	10,619,139	N/A	N/A	N/A
Common Stock (par value $0.001)	10,619,139 shares	$11.00	$116,810,529	$3,586.08

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2007 Equity Incentive Plan, the 2007 Employee Stock Purchase Plan and the 1999 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of DemandTec, Inc.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the fair market value per share of Common Stock of DemandTec, Inc. on August 8, 2007.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          DemandTec, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):
(a)	The Registrant’s prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “1933 Act”), in connection with Registration Statement No. 333-143248 on Form S-1 filed with the SEC on May 24, 2007, together with amendments thereto, in which there are set forth audited financial statements for the Registrant’s fiscal years ended February 28, 2005, 2006 and 2007 and for TradePoint Solutions, Inc.’s fiscal years ended December 31, 2004 and 2005; and

(b)	The Registrant’s Registration Statement on Form 8-A (No. 001-33634) filed with the SEC on July 31, 2007, together with all amendments thereto, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) in which there are described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.
          All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
          Not applicable.
Item 5. Interests of Named Experts and Counsel
          Not applicable.
Item 6. Indemnification of Directors and Officers
     The Registrant’s restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The Registrant’s restated certificate of incorporation provides that the Registrant’s directors will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:
•	for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.
     The Registrant’s restated certificate of incorporation also provides that, if Delaware law is amended after the approval by the Registrant’s stockholders of the restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law.
     The Registrant’s amended and restated bylaws provide that the Registrant will indemnify the Registrant’s directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on the Registrant’s behalf. The Registrant’s amended and restated bylaws provide that we must advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. The Registrant’s amended and restated bylaws also authorize the Registrant to indemnify any of the Registrant’s employees or agents and permit the Registrant to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.
     The Registrant has entered into an indemnification agreement with each of the Registrant’s directors and executive officers and certain other key employees. The agreement provides that the Registrant will indemnify him or her against any and all expenses that he or she incurs because of his or her status as one of the Registrant’s directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, the Registrant’s restated certificate of incorporation and the Registrant’s amended and restated bylaws, except in a proceeding initiated by that person without the approval of the Registrant’s board of directors. In addition, the agreement provides that, to the fullest extent permitted by Delaware law, the Registrant will advance all expenses incurred by him or her in connection with a legal proceeding.
Item 7. Exemption from Registration Claimed
          Not applicable.
Item 8. Exhibits

Exhibit Number	Exhibit

4
Instrument Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement on Form 8-A (No. 001-33634), together with all amendments thereto, which is incorporated herein by reference pursuant to Item 3(b) of this Registration Statement.

5	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ernst & Young LLP, Independent Auditors.

23.3	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
Item 9. Undertakings
               A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the 2007 Equity Incentive Plan, the 2007 Employee Stock Purchase Plan or the 1999 Equity Incentive Plan.
               B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
               Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California on this 9th day of August, 2007.

DEMANDTEC, INC.
By:	/s/ Daniel R. Fishback
Daniel R. Fishback
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS:
               That the undersigned officers and directors of DemandTec, Inc., a Delaware corporation, do hereby constitute and appoint Daniel Fishback and Mark Culhane, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
               IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.
               Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Fishback Daniel Fishback	President, Chief Executive Officer and Director (Principal Executive Officer)	August 9, 2007
/s/ Mark Culhane Mark Culhane	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2007

Signature	Title	Date

/s/ Ronald E.F. Codd Ronald E.F. Codd	Director	August 9, 2007
/s/ Linda Fayne Levinson Linda Fayne Levinson	Director	August 9, 2007
/s/ Victor Lund Victor Lund	Chairman of the Board of Directors	August 9, 2007
/s/ Joshua Pickus Joshua Pickus	Director	August 9, 2007
/s/ Charles Robel Charles Robel	Director	August 9, 2007
/s/ James Sayre James Sayre	Director	August 9, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit

4
Instrument Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement on Form 8-A (No. 001-33634), together with all amendments thereto, which is incorporated herein by reference pursuant to Item 3(b) of this Registration Statement.

5	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ernst & Young LLP, Independent Auditors.

23.3	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.